UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Thermo Fisher Scientific Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2209186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

81 Wyman Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Thermo Fisher Scientific (Finance I) B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-1315372
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Takkebijsters 1 4817BL Breda The Netherlands
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Floating Rate Senior Notes due 2018	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-209867

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Thermo Fisher Scientific Inc. (“Thermo Fisher”) and Thermo Fisher Scientific (Finance I) B.V. (“Thermo Fisher International” and together with Thermo Fisher, the “Registrants”) have filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement, dated August 2, 2016 (the “Prospectus Supplement”), and the accompanying prospectus, dated August 1, 2016 (the “Base Prospectus”). The Prospectus Supplement relates to the offering of €600,000,000 aggregate principal amount of Floating Rate Senior Notes due 2018 (the “Notes”) to be issued by Thermo Fisher International. The Notes will be fully and unconditionally guaranteed by Thermo Fisher. The Base Prospectus forms a part of the Registrants’ Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-209867), filed with the Commission on August 1, 2016, which amends the Registration Statement on Form S-3 (File No. 333-209867), filed with the Commission by Thermo Fisher on March 1, 2016 (as amended, the “Registration Statement”).

Item 1. Description of Registrant’s Securities to be Registered.

The descriptions under the heading “Description of the Notes” in the Prospectus Supplement and “Description of Thermo Fisher International Debt Securities” in the Base Prospectus are incorporated by reference herein. Copies of such descriptions will be filed with The New York Stock Exchange.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of August 9, 2016, by and among Thermo Fisher International, as issuer, Thermo Fisher, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Thermo Fisher’s Current Report on Form 8-K filed with the Commission on August 9, 2016).

4.2	First Supplemental Indenture, dated as of August 9, 2016, by and among Thermo Fisher International, as issuer, Thermo Fisher, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 of Thermo Fisher’s Current Report on Form 8-K filed with the Commission on August 9, 2016).

4.3

Paying Agency Agreement, dated as of August 9, 2016, by and between Thermo Fisher International, as issuer, and The Bank of New York Mellon, London Branch, as paying agent (incorporated by reference to Exhibit 4.3 of Thermo Fisher’s Current Report on Form 8-K filed with the Commission on

August 9, 2016).

4.4

Calculation Agency Agreement, dated as of August 9, 2016, by and between Thermo Fisher International and The Bank of New York Mellon, London Branch, as calculation agent (incorporated by reference to Exhibit 4.4 of Thermo Fisher’s Current Report on Form 8-K filed with the Commission on

August 9, 2016).

4.5	Form of Floating Rate Senior Notes due 2018 (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, each Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THERMO FISHER SCIENTIFIC INC.

Date: August 9, 2016	By:	/s/ Seth H. Hoogasian
Name: Seth H. Hoogasian Title: Senior Vice President, General Counsel and Secretary

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

Date: August 9, 2016	By:	/s/ Anthony H. Smith
Name: Anthony H. Smith Title: Managing Director